Exhibit 99.1

RED LION HOTELS CORPORATION ANNOUNCES CFO DEPARTURE

- Engages Gary Kohn, Former Chief Financial Officer, as Consultant to Oversee Financial Processes -

DENVER, May 15, 2020 – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), announced today that its current Chief Financial Officer Nate Troup is leaving the Company to join Twilio (NYSE:TWLO) as its Vice President, Global Controller. Mr. Troup’s last day with the Company will be May 29, 2020. RLHC has engaged Gary A. Kohn, a financial consultant with extensive public company chief financial officer experience, to support RLHC during the transition and until a replacement can be identified. In addition to his CFO experience, Mr. Kohn also has extensive experience with treasury, financial planning and analysis, and investor relations functions.

The Company believes it has a strong finance team in place to work with Mr. Kohn and expects a smooth transition. Mr. Kohn will join RLHC effective May 18, 2020.

John Russell, RLH Corporation Interim Chief Executive Officer stated, “The Company continues its back to basics focus on supporting our franchisees and growing our franchise network. We have a strong finance team that can continue executing with the oversight of Gary, and we expect a smooth transition. Nate was an integral part in helping us through our recent cost reduction initiatives and he will be missed. On behalf of RLHC and the Board, we thank Nate for his efforts and wish him much success in the future.”

The Company intends to promptly conduct a search for a permanent CFO, and Gary Kohn will be considered along with other candidates identified.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, our dependency upon the ability and experience of executive officers, and our ability to retain or replace such officers; economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2019, its quarterly report on Form 10-Q for the quarter ended March 31, 2020, and in other documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no intent or obligation to publicly update or revise any forward-looking statements.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com